Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes our common stock, par value $0.10 per share, of Alamo Group Inc., which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934. In this summary, the terms “we” and “our” refer to Alamo Group Inc. and its consolidated subsidiaries, unless the context requires otherwise.
DESCRIPTION OF COMMON STOCK
The summary describes the material terms of our common stock and is not complete. This summary is qualified in its entirety by reference to applicable Delaware law, our certificate of incorporation (our “Certificate of Incorporation”) and our bylaws (our “Bylaws”). For a complete description of our common stock, we refer you to our Certificate of Incorporation and Bylaws, which have been filed with the Securities and Exchange Commission and are incorporated by reference as exhibits to this Annual Report on Form 10-K.

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.10 par value, of which 11,746,164 shares (excluding treasury shares) were issued and outstanding as of December 31, 2019. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, to receive dividends out of funds legally available for distribution when and if declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation, dissolution or winding-up of the Company. The common stock is not subject to a sinking fund. The holders of common stock do not have cumulative voting rights. Holders of common stock have no conversion, redemption, subscription or preemptive rights and are not subject to further calls or assessments by the Company.

Transfer Agent and Register

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Certain Effects of Authorized but Unissued Stock

The Company has 8,247,886 shares of common stock available for future issuance without stockholder approval under certain circumstances. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock of the Company may be to enable the Board of Directors to issue shares to third parties in order to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws

The Company’s Certificate of Incorporation and By-laws contain provisions which may discourage certain types of transactions involving an actual or threatened change of control of the Company. These provisions are designed to make it more difficult to change majority control of the Board of Directors without its consent, and thus to reduce the vulnerability of the Company to an unsolicited takeover proposal or to an unsolicited proposal to restructure or sell all or part of the Company. The Board of Directors believes that these provisions serve to encourage any person intending to attempt such a takeover to negotiate with the Board of Directors, and that the Board of Directors will therefore be better able to protect the interests of the stockholders. These provisions include the following:

Limitations on Calling Special Meetings. The Company’s By-laws provide that special meetings of stockholders may be called only by the Board of Directors or by the Chairman of the Board, the President or the

Exhibit 4.1
Secretary at the written request of a majority of the Board of Directors. This provision eliminates the stockholders’ ability under Delaware law to call special meetings.

Stockholder Action. Stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Amendments. The Company’s Certificate of Incorporation and By-laws state that any amendment to the provisions regarding the limitations on action by written consent discussed above be approved by the holders of at least two-thirds of the outstanding shares of common stock. This requirement prevents a stockholder with only a majority of the common stock from avoiding the requirements of provision by simply repealing such provision.

Limitation of Director Liability. Our Certificate of Incorporation provides that our directors generally will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties. These provisions would not limit the liability of a director for breach of the director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, payment of an unlawful dividend or any unlawful stock purchase or redemption as provided under Section 174 of the Delaware General Corporation Law (the “DGCL”), or any transaction from which the director derived an improper benefit.

Indemnification of Directors and Officers. Our Certificate of Incorporation and By-laws also provide that we will indemnify our directors and officers to the full extent permitted by Section 145 of the DGCL (or any other provision of Delaware law that may replace it). We carry liability insurance for our officers and directors and have entered into indemnification agreements with them.

It is possible that these provisions will discourage unsolicited tender offers for the Company’s common stock. This could have the incidental effect of inhibiting certain changes in management and may also prevent temporary fluctuations in the market price of the Company’s shares, which often result from actual or rumored takeover attempts. It is also possible that such provisions could make it more difficult to accomplish a transaction favorable to the interests of stockholders but that is opposed by the Board of Directors.

Delaware Anti-Takeover Law

Under Section 203 of the Delaware General Corporation Law (the “Delaware anti-takeover law”), certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by 66⅔% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers, asset sales and other transactions resulting in financial benefit to an “interested stockholder.” The term “interested stockholder” is defined generally as those stockholders who beneficially own (or within three years, did own) 15% or more of a Delaware corporation’s voting stock.